August 16, 2016

Tofutti Press Release

Company Contact:	Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES SECOND QUARTER
AND SIX MONTH RESULTS

Cranford, New Jersey — August 16, 2016 — TOFUTTI BRANDS INC. (NYSE MKT Symbol: TOF) today announced its results for the thirteen and twenty-six week periods ended July 2, 2016.

Tofutti Brands reported net sales for the thirteen weeks ended July 2, 2016 of $3,554,000, a decrease of $70,000, or 2%, compared to net sales of $3,624,000 for the thirteen weeks ended June 27, 2015. The Company’s gross profit and gross profit percentage for the thirteen week period ending July 2, 2016 were approximately $1,184,000 and 33%, respectively, compared to $1,076,000 and 30%, respectively, for the period ending June 27, 2015. The increase in the gross profit and gross profit percentage in the 2016 thirteen week period was due primarily to the reduction in sales allowance expense. The Company had net income of $194,000, or $0.04 per share (basic and diluted), for the thirteen weeks ended July 2, 2016, compared to a net loss of $24,000, or $0 per share (basic and diluted), for the thirteen weeks ended June 27, 2015.

Net sales for the twenty-six week period ended July 2, 2016 were $7,296,000, an increase of $529,000, or 8%, compared to net sales of $6,767,000 for the twenty-six week period ended June 27, 2015. The Company’s gross profit and gross profit percentage for the twenty-six week period ending July 2, 2016 were $2,423,000 and 33%, respectively, compared to $1,822,000 and 27%, respectively, for the period ending June 27, 2015. The increase in the Company’s gross profit and gross profit percentage was due primarily to the increase in sales and the decrease in the Company’s promotional allowance programs in the twenty-six weeks ended July 2, 2016. The Company’s net income for the twenty-six weeks ended July 2, 2016 was $324,000, or $0.06 per share (basic and diluted), compared to a net loss of $401,000, or ($0.08) per share (basic and diluted), for the twenty-six weeks ended June 27, 2015.

As of July 2, 2016, the Company had approximately $185,000 in cash and cash equivalents and its working capital was approximately $2.9 million, compared with approximately $55,000 in cash and cash equivalents and working capital of $2.0 million at January 2, 2016.

Mr. David Mintz, Chairman and Chief Executive Officer of the Company stated, “In the second quarter of 2016, we were able to maintain profitable operations. Sales of our frozen dessert product line increased to $1,097,000 in the second quarter from $1,005,000 in the second quarter of 2015 as a result of improved frozen dessert novelty sales. Sales of soy-cheese products increased to $2,417,000 in the 2016 period from $2,378,000 in the 2015 period, primarily as a result of improved domestic sales. We are continuing to work diligently to achieve positive operating results for the remainder of 2016,” concluded Mr. Mintz.

About Tofutti Brands Inc. Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of dairy-free products. The Company sells more than 80 milk-free foods including frozen desserts, cheese products and prepared frozen dishes throughout the United States and in more than 30 countries. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods. Available throughout the United States and in more than 30 countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy, diabetic, kosher or vegan, as well as those who wish to have a healthier low-fat diet. Tofutti's product line includes dairy-free ice cream pints, Tofutti Cutie® sandwiches and novelty bars. Tofutti also has a growing array of prepared foods including Pizza Pizzaz® and Mintz's Blintzes®, all made with Tofutti's milk-free cheeses such as Better Than Cream Cheese® and Sour Supreme®. For more information, visit www.tofutti.com.

Forward-Looking Statements Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.

Condensed Statements of Operations

(in thousands, except per share figures)

	Thirteen weeks ended July 2, 2016	Thirteen weeks ended June 27, 2015	Twenty-six weeks ended July 2, 2016	Twenty-six weeks ended June 27, 2015

Net sales	$3,554	$3,624	$7,296	$6,767
Cost of sales	2,370	2,548	4,873	4,945
Gross profit	1,184	1,076	2,423	1,822
Operating expenses	982	1,097	2,080	2,215
Income (loss) before interest expense	202	(21)	343	(393)
Interest expense	6	—	13	—
Income (loss) before income tax	196	(21)	330	(393)
Income tax expense	2	3	6	8
Net income (loss)	$194	$(24)	$324	$(401)
Weighted average common shares outstanding:
Basic and diluted	5,154	5,154	5,154	5,154
Net loss per common share:
Basic and diluted	$0.04	$(0.00)	$0.06	$(0.08)

TOFUTTI BRANDS INC.

Condensed Balance Sheets
(in thousands, except share figures)

	July 2, 2016	January 2, 2016*
Assets
Current assets:
Cash and cash equivalents	$185	$55
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $346 and $316 respectively	2,270	1,783
Inventories	1,853	1,473
Prepaid expenses	40	74
Deferred costs	96	101
Total current assets	4,444	3,486

Fixed assets (net of accumulated depreciation of $11 and $8, respectively)	18	21

Other assets	16	16
	$4,478	$3,523

Liabilities and Stockholders’ Equity
Current liabilities:
Note payable-current	$5	$5
Accounts payable	1,269	1,117
Accrued expenses	214	248
Deferred revenue	103	113
Total current liabilities	1,591	1,483

Note payable-related party	500	—
Note payable-long term	14	16
Total liabilities	2,105	1,499

Commitments and contingencies

Stockholders’ equity:
Preferred stock - par value $.01 per share; authorized 100,000 shares, none issued	—	—
Common stock - par value January 2, 2016 $.01 per share; authorized 15,000,000 shares, issued and outstanding 5,153,706 shares at July 2, 2016 and	52	52
Additional paid-in capital	138	113
Retained earnings	2,183	1,859
Total stockholders’ equity	2,373	2,024
Total liabilities and stockholders’ equity	$4,478	$3,523

* Derived from audited financial information.